Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

On December 31, 2008, The PNC Financial Services Group, Inc. (“PNC”) acquired National City Corporation (“National City”) for approximately $6.1 billion. The total consideration included approximately $5.6 billion of PNC common stock, representing approximately 95 million shares, $150 million of preferred stock, and cash of $379 million paid to warrant holders by National City.

National City, based in Cleveland, Ohio, was one of the nation’s largest financial services companies. At December 31, 2008, prior to our acquisition, National City had total assets of approximately $153 billion and total deposits of approximately $101 billion. National City operated through an extensive network in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin and also conducted selected consumer lending businesses and other financial services on a nationwide basis. Its primary businesses included commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. The primary reasons for the merger with National City were to enhance shareholder value, to improve PNC’s competitive position in the financial services industry and to further expand PNC’s existing branch network in states where it already operated as well as expanding into new markets.

This acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to the National City assets acquired and liabilities assumed using their estimated fair values as of the acquisition date, December 31, 2008. As the acquisition of National City occurred on December 31, 2008, no results of operations of National City were included in PNC’s Consolidated Income Statement for the year ended December 31, 2008, as included in PNC’s 2008 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 2, 2009.

Following the closing on December 31, 2008, PNC received $7.6 billion from the US Department of the Treasury (“US Treasury”) under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program in exchange for the issuance of preferred securities and a warrant to purchase approximately 17 million shares of PNC common stock.

The following unaudited pro forma condensed combined income statement combines the results of operations of PNC and its subsidiaries and of National City and its subsidiaries as if the acquisition had been completed as of January 1, 2008. The unaudited pro forma condensed combined income statement also reflects as of January 1, 2008, the receipt of $7.6 billion from the US Treasury in exchange for the issuance of preferred securities and a warrant to purchase PNC common stock under TARP.

The unaudited pro forma condensed combined income statement included herein is presented for informational purposes only and does not necessarily reflect the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. This information also does not reflect the benefits of the expected cost savings and expense efficiencies, opportunities to earn additional revenue, potential impacts of current market conditions on revenues, or asset dispositions, among other factors, and includes various estimates and may not necessarily be indicative of the financial results of operations that would have occurred if the merger had been consummated at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined income statement and accompanying notes have been derived from and should be read in conjunction with and are qualified in their entirety by reference to the consolidated financial statements included in PNC’s Current Report on Form 8-K dated January 15, 2010, which updated the consolidated financial statements included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2008 as further described in that Form 8-K, including the retroactive adoption of SFAS 160, “Accounting and Reporting of Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (FASB ASC 810-10, “Consolidation”), and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (FASB ASC 260-10, “Earnings Per Share”).

THE PNC FINANCIAL SERVICES GROUP, INC.

Unaudited Pro Forma Condensed Combined Income Statement

Year Ended December 31, 2008

In millions, except per share data	PNC	National City	Pro Forma Adjustments	Ref	Pro Forma Combined	TARP	Ref	Pro Forma with TARP
Interest Income
Loans	$4,138	$6,756	$1,138	A	$12,032			$12,032
Investment securities	1,746	502	118	B	2,366			2,366
Other	429	317			746			746

Total interest income	6,313	7,575	1,256		15,144			15,144

Interest Expense
Deposits	1,485	2,441	(996)	C	2,930			2,930
Borrowed funds	1,005	1,166	258	D	2,429	$(156)	I	2,273

Total interest expense	2,490	3,607	(738)		5,359	(156)		5,203

Net interest income	3,823	3,968	1,994		9,785	156		9,941

Noninterest Income
Fund servicing	904				904			904
Asset management	686	294			980			980
Consumer services	623	532			1,155			1,155
Corporate services	704	(115)			589			589
Service charges on deposits	372	1,022			1,394			1,394
Net securities gains (losses)	(206)	281			75			75
Other	284	(583)			(299)			(299)

Total noninterest income	3,367	1,431			4,798			4,798

Total revenue	7,190	5,399	1,994		14,583	156		14,739
Provision for credit losses	1,517	6,256			7,773			7,773
Noninterest Expense
Personnel	2,154	2,606			4,760			4,760
Occupancy	368	345	6	E	719			719
Equipment	359	322			681			681
Marketing	125	161			286			286
Other	1,392	4,153	64	F	5,609			5,609

Total noninterest expense	4,398	7,587	70		12,055			12,055

Income (loss) before income taxes and noncontrolling interests	1,275	(8,444)	1,924		(5,245)	156		(5,089)
Income tax expense (benefit)	361	(2,023)	712	G	(950)	58	G	(892)

Net income (loss)	914	(6,421)	1,212		(4,295)	98		(4,197)

Less: Net income attributable to noncontrolling interests	32	(6)			26			26
Preferred dividends	21	4,434	(4,423)		32	433		465

Net income (loss) applicable to common shareholders	$861	$(10,849)	$5,635		$(4,353)	$(335)		$(4,688)

Earnings (Loss) Per Common Share
Basic	$2.49	$(10.13)			$(9.88)			$(10.64)
Diluted	$2.44	$(10.13)			$(9.90)			$(10.67)

Average Common Shares Outstanding
Basic	344	1,071	(976)	H	439			439
Diluted	346	1,071	(978)	H	439			439

See accompanying Notes to Unaudited Pro Forma Condensed Combined Income Statement.

The PNC Financial Services Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Income Statement

Note 1 – Basis of Presentation:

The unaudited pro forma condensed combined income statement has been prepared giving effect to the merger involving PNC and National City and the issuance of the preferred securities and warrant to purchase PNC common stock to the US Treasury as if the transactions had occurred as of January 1, 2008. The unaudited pro forma condensed combined income statement is presented for illustrative purposes only and is not necessarily indicative of the results of operations had the merger and the issuance of the preferred securities and warrant to purchase PNC common stock to the US Treasury been consummated at January 1, 2008, nor is it necessarily indicative of the results of operations in subsequent periods of the combined entities. Certain National City financial information has been reclassified to conform to the PNC presentation.

Note 2 – Estimated Annual Cost Savings and Merger and Integration Costs:

National City was one of the nation’s largest commercial banking organizations based on assets. The transaction is expected to result in the reduction of $1.5 billion of combined company annualized noninterest expense through the elimination of operational and administrative redundancies.

PNC also expects to incur total merger and integration costs of approximately $1.2 billion pretax in connection with the acquisition of National City, including $575 million recognized in the fourth quarter of 2008. The $575 million recognized in the fourth quarter of 2008 included a conforming adjustment to our provision for credit losses of $504 million and other integration costs of $71 million.

These cost savings and merger and integration costs, except for the $575 million of merger and integration costs recognized in the fourth quarter 2008, are not reflected in the unaudited pro forma condensed combined income statement. Although management anticipates such integration costs and cost savings will occur, there is risk that these integration costs and cost savings will not be achieved at the projected levels. To the extent there are merger and integration costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions as they are incurred.

Note 3 – Pro Forma Adjustments:

The pro forma adjustments include the effect of the net amortization/accretion of purchase accounting fair value adjustments based on the asset and liability valuations as of the acquisition date. They also reflect the receipt of $7.6 billion from the sale of preferred securities and issuance of a warrant to the US Treasury to purchase approximately 17 million shares of PNC common stock.

Note:	During 2008, National City recorded $2.4 billion of nonrecurring charges for goodwill impairments, which are included in the pro forma results. These charges would not have been recorded had the companies been combined at January 1, 2008.

A	Interest income from loans has been adjusted to estimate the accretion of approximately $6 billion of discounts on loans using the constant effective yield method over the weighted average life of the loans, estimated to be between two and three years. The weighted average lives could vary depending on prepayments, revised estimated cash flows and other related factors. Of the approximately $6 billion of discounts, approximately $4 billion relates to loans accounted for under FASB ASC 310-30, “Receivables – Loans and Debt Securities Acquired with Deteriorated Credit Quality” (formerly AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer”), and approximately $2 billion relates to performing loans.

B	Interest income from investment securities has been adjusted to estimate the accretion of the purchase accounting adjustment related to investment securities over the weighted average life of the securities of approximately four years using the constant effective yield method.

C	Interest expense from deposits has been adjusted to estimate the amortization of the premium on interest-earning time deposits of $2.1 billion over the weighted average life of the deposits of approximately one year using the constant effective yield method.

D	Interest expense from borrowings has been adjusted by $0.3 billion to estimate the accretion of the discount on borrowed funds of $1.8 billion over the weighted average life of the borrowings of approximately seven years using the constant effective yield method and for the financing costs on the cash payment to warrant holders by National City of $8 million, based on the average historical borrowing rates for federal funds purchased and repurchase agreements of 2.06%.

E	Occupancy expense has been increased by $6 million to reflect the amortization of the purchase accounting adjustments related to the buildings over 20 years using straight line amortization.

F	Intangible amortization expense has been adjusted to estimate the amortization of $1.0 billion of customer-based intangible assets recognized ($647 million of core deposit intangible amortized over 12 years using an accelerated method, $346 million of wealth management customer relationships amortized over approximately 12 years using straight line and $27 million of brand intangibles amortized over 21 months using straight line) and eliminate the historical amortization of National City.

G	Income tax expense reflects the net tax on adjustments at a tax rate of 37% (35% federal statutory rate plus 2% state tax rate).

H	Reflects the elimination of National City shares and the incremental PNC shares issued to National City shareholders.

I	Reflects the receipt of $7.6 billion from the US Treasury under the TARP Capital Purchase Program used to reduce short-term borrowings (federal funds purchased and repurchase agreements). The reduction in interest expense is based on the average historical borrowing rates for federal funds purchased and repurchase agreements of 2.06%. The actual impact to net interest income may be different as management anticipates that the cash proceeds may be used to fund future loan growth. However, the net impact to fully diluted common shareholders’ will be dependent on the ultimate use of the proceeds, including the interest rate environment and timing of the use of the proceeds.

Note 4 – Pro Forma (Loss) Per Share:

The pro forma combined basic (loss) per share is calculated using the two-class method to determine income attributable to common shareholders. The pro forma combined diluted (loss) per share takes into consideration common stock equivalents of PNC and National City. Amounts are as follows:

	Pro Forma	Pro Forma
(in millions, except per share amounts)	Combined	with TARP
Calculation of Basic (Loss) per Common Share
Pro forma net (loss)	$(4,295)	$(4,197)
Less: Net income attributable to noncontrolling interests	26	26
Less: Dividends distributed to common shareholders (a)	1,142	1,142
Less: Dividends distributed to preferred shareholders (b,c)	32	465
Less: Dividends distributed to nonvested restricted stock	5	5

Pro forma undistributed net (loss)	$(5,500)	$(5,835)
Percentage of undistributed loss allocated to common shares	99.6%	99.6%

Pro forma undistributed income allocated to common shares	$(5,478)	$(5,812)
Plus: Common dividends (a)	1,142	1,142

Pro forma net (loss) attributable to basic common shares	$(4,336)	$(4,670)

Basic weighted average common shares outstanding	439	439

Basic (loss) per common share	$(9.88)	$(10.64)

Calculation of Diluted (Loss) per Common Share
Pro forma net (loss) attributable to basic common shares	$(4,336)	$(4,670)
Less: BlackRock common stock equivalents	12	12

Pro forma net (loss) attributable to diluted common shares	$(4,348)	$(4,682)

Basic weighted average common shares outstanding	439	439
Dilutive potential common shares (d,e)	—	—

Diluted weighted average common shares outstanding	439	439

Diluted (loss) per common share	$(9.90)	$(10.67)

Note: National City options converted to PNC options were not included in the calculation of diluted (loss) per common share because the exercise price was higher than the market price (antidilutive).

(a)	Includes estimated dividends on approximately 95 million shares issued in the acquisition of National City.

(b)	2008 preferred dividends on National City Preferred Stock Series D and Series G, which were converted to common shares in September 2008, were excluded from this calculation as it has been assumed that the conversion to common shares was completed at the beginning of the period presented.

(c)	Pro forma with TARP amounts include dividends on preferred securities issued to the US Treasury at a 5% annual rate as well as accretion of discount on preferred securities at issuance. The discount is estimated based on the value that was allocated to the warrant at issuance. The discount is accreted back to par value on a constant effective yield method (approximately 6%) over a five-year term, which is the expected life of the preferred securities at issuance.

(d)	PNC historical diluted earnings per share calculation included approximately 2 million common stock equivalents which were dilutive for PNC’s historical results. However, as a result of the pro forma combined net loss, these common stock equivalents would be antidilutive and have been excluded for purposes of calculating the pro forma diluted (loss) per share.

(e)	The warrant issued to the US Treasury was not included in the calculation of the pro forma diluted (loss) per share because the warrant is antidilutive due to the pro forma net loss in the period.